Exhibit 16.1

September 7, 2012

Securities and Exchange Commission

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Deer Valley Corporation’s Form 8-K dated September 1, 2012, and we agree with such statements insofar as they relate to our firm and the predecessor firm, Meeks International, Inc.

/s/ Thomas, Howell, Ferguson, P.A

As successor to Meeks International, Inc.